Exhibit 10.1

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (the “Agreement”) is entered into by and between GARY KRANNACKER (“Employee”) and CARMIKE CINEMAS, INC. (the “Company”) and arises out of the termination of Employee’s employment. In consideration of the material promises contained herein, the parties agree as follows:

(1) Termination of Employee. Employee will be terminated from Employee’s employment with the Company on April 11, 2012 (“Termination Date”). Employee acknowledges that Employee has been paid all wages and accrued benefits through the Termination Date. Further, it is agreed that as of the Termination Date, Employee will not hereafter serve in any capacity with the Company, whether as an employee or otherwise.

(2) Consideration by the Company. In consideration of the promises and releases made by Employee contained herein, the Company agrees to provide Employee with a Severance Package consisting of the following:

a.	The Company will pay Employee his regular base salary at his current rate of pay (less any amounts required to be withheld under applicable laws and regulations) for twenty-four (24) months, payable in forty-eight (48) equal installments according to the Company’s regular payday schedule over a twenty-four (24) month period beginning with the first payday which occurs six months and one day after the Termination Date, provided Employee has not revoked this Agreement;

b.	Each outstanding and nonvested stock option shall become fully vested and exercisable as of the Termination Date and each outstanding stock option shall remain exercisable for ninety (90) days, or if less, for the remaining term of each such option;

c.	Any restrictions on any outstanding restricted stock grant shall immediately expire as of the Termination Date;

d.	For the period that is 24 calendar months following the Termination Date, Employee shall continue to be eligible to purchase substantially the same health, dental and vision care coverage and life insurance coverage as Employee was provided under the Company’s employee benefit plans, policies and practices on the day before Employee’s employment terminated; provided, however,

Employee shall pay 100% of the cost of such coverage. The Company shall reimburse Employee for the difference between the cost of the coverage to Employee and the premium that an active employee would pay for the same coverage (“Company’s Cost of Coverage”) as soon as practical after Employee pays such cost. Further, if the Company cannot make such coverage available to Employee under the Company’s employee benefit plans, policies or programs, either (i) the Company shall make such coverage and benefits available to Employee outside such plans, policies and programs at no additional expense or tax liability to Employee (with Employee paying 100% of the cost of such coverage and any tax liability and the Company reimbursing Employee an amount equal to Company’s Cost of Coverage (as described above) and such tax liability as soon as practical after Employee pays such costs) or (ii) the Company shall reimburse Employee for Employee’s cost to purchase substantially similar coverage and benefits and for any tax liability for such reimbursements. Employee, at the end of such 24 month period, shall have the right to elect, at his sole expense, healthcare continuation coverage under § 4980B of the Internal Revenue Code of 1986, as amended, and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended, as if his employment had terminated at the end of such period. Notwithstanding the foregoing, to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) the reimbursements called for under this section 2.d. during the first 6 months after the Termination Date shall be accumulated and paid to Employee on the date that is six months plus 1 day after the Termination Date. In addition, to the extent that any reimbursement under this section 2.d. provides for a “deferral of compensation” within the meaning of § 409A of the Code, (i) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

e.	The Company will transfer to Employee the 2006 Jeep, Serial No. 1J8HH58296C293931 that he was permitted to use during his employment with the Company within thirty (30) days after the Last Revocation Day. The Company and Employee agree that the value of this automobile is $4,000. Employee agrees to satisfy any withholding obligations under applicable laws and regulations in connection with the transfer in a manner acceptable to the Company.

Employee acknowledges that Employee will not receive the Severance Package set forth above if Employee does not sign and return this Agreement to the Company within twenty-one days of receiving it or if Employee signs and returns this Agreement within such time and then revokes it within the seven (7)-day period described in Paragraph 9 below.

(3) Release by Employee. In exchange for the consideration described above in Paragraph 2, Employee hereby voluntarily, fully, and completely RELEASES, ACQUITS, AND FOREVER DISCHARGES the Company (including its current and former owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, associated companies, parent companies, subsidiaries, divisions, affiliates, successors, and related business entities, and all persons who act on behalf of the Company, collectively known herein as “Releasees”) from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever (whether known or unknown) which Employee ever had, may have, or now has arising from or related to, directly or indirectly, Employee’s employment with the Company, the termination of Employee’s employment, or other events accrued or occurring before the execution of this Agreement, including, but not limited to:

(a)	claims for violations of Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11141, the Vietnam Era Veteran’s Readjustment Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002 or the Employee Retirement Income Security Act of 1974 (“ERISA”);

(b)	claims for lost or unpaid wages, compensation, or other benefits, claims under state law, violation of public policy, defamation, slander, negligent infliction of emotional distress, intentional infliction of emotional distress, bad faith action, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, breach of contract, or breach of fiduciary duty;

(c)	claims related to that certain Separation Agreement entered into between Employee and the Company dated May 18, 2007, as amended; or

(d)	any other claims arising under federal, state, or local law.

Notwithstanding the foregoing, Employee understands that Employee is not releasing any claims that arise under the terms of this Agreement or after the date Employee signs this Agreement. This release of claims also does not apply to claims, if any, as to which releases are prohibited by applicable law, including without limitation claims for vested benefits under any employee benefit plan subject to ERISA in which Employee participated. Finally, this release of claims does not preclude Employee from seeking unemployment insurance benefits under applicable state law.

(4) Violations of Agreement. Employee agrees that if Employee brings any lawsuit or cause of action against the Company or Releasees for any claim released in Paragraph 3 of this Agreement, Employee will pay all costs, damages, and expenses of defending the suit incurred by the Company or Releasees, including reasonable attorneys’ fees and all further costs and fees including attorneys’ fees in connection with the collection of the former.

(5) Confidentiality, Non-disparagement and Anti-pirating of Employees. Employee agrees that the existence of this Agreement, the substance of this Agreement, and the terms of this Agreement shall be kept absolutely and forever confidential. To this end, Employee agrees not to disclose any information about this Agreement to any person or entity and further agrees that Employee will not discuss, publish, or disseminate any written material relating to the Agreement or its terms, unless compelled to do so by a court of competent jurisdiction, except that Employee may disclose the terms of the Agreement to Employee’s spouse, attorneys, tax advisors, and financial advisors, who must be informed of and agree to be bound by the confidentiality provisions contained in this Agreement before Employee discloses any information to them about this Agreement. Employee agrees that Employee will not make any disparaging public remarks about the Company or any of its officers, directors, agents, or employees. Employee agrees that if Employee violates the provisions contained in this Paragraph 5 of the Agreement, Employee will immediately forfeit and/or return to the Company all amounts previously paid to or on behalf of Employee pursuant to the Severance Package made to Employee under the terms of this Agreement. Employee further agrees for two (2) years from the Termination Date not to solicit or attempt to solicit on Employee’s own behalf or on behalf of any other person, firm or corporation that engages, directly or indirectly, in exhibiting motion pictures, any person who was employed by the Company in an executive, managerial, or supervisory capacity during the term of Employee’s employment by the Company, with whom Employee had material contact during the two (2) year period immediately prior to the Termination Date (whether or not the employee would commit a breach of contract), and who has not ceased to be employed by the Company for a period of at least six (6) months.

(6) Future Cooperation. Employee agrees and covenants that he shall, to the extent reasonably requested, cooperate with and assist the Company in any pending or future litigation or EEOC proceeding in which the Company is a party, and regarding which Employee, by virtue of his employment, has factual knowledge or information relevant to that litigation or proceeding. Employee further agrees and covenants that, in any such litigation or EEOC proceeding, he shall, without the necessity of subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation or proceeding. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred with such cooperation and assistance.

(7) Return of Company Property. Employee agrees to return to the Company on the final day of employment all materials, patent information, papers, books, customer information and lists, marketing information, data, memoranda, documents, diskettes, tapes, computer software and programs, identification cards, credit cards, parking cards, keys, computers, computer and/or access keys, fax machines, beepers, phones, and files (including any copies thereof) and all other property of the Company.

(8) Consideration Period. The parties understand that Employee is entitled to take up to twenty-one (21) calendar days to consider the terms of this Agreement, although Employee is free to sign the Agreement at any time during the twenty-one (21)-day consideration period.

(9) Effective Date of Agreement and Option to Revoke. The parties also understand that Employee may revoke this Agreement within seven (7) calendar days after signing it. The last day upon which this Agreement can be revoked is referred to herein as the “Last Revocation Day.” Revocation shall be made by delivering a written notice of revocation to the attention of Daniel Ellis, Senior Vice President, Carmike Cinemas, Inc., 1301 1st Avenue, PO Box 391, Columbus, GA 31902-0391, no later than 5:00 p.m. (Eastern Time) on the Last Revocation Day. The parties agree and understand that if Employee does not revoke this Agreement on or before the Last Revocation Day, this Agreement shall become effective on the day following the Last Revocation Day and Employee then shall be entitled to receive the Severance Package described in Paragraph 2 of this Agreement. The parties agree and understand that if Employee does revoke this Agreement on or before the Last Revocation Day, this Agreement shall not become effective and Employee will not be entitled to receive the Severance Package described above in Paragraph 2 of this Agreement.

(10) Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter between the parties hereto, superseding and replacing all prior negotiations, understandings, representations and agreements, written or oral. No modification, amendment, waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either of the parties unless confirmed by a written instrument signed by both parties. No waiver by any party of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

(11) Scope of Agreement. This Agreement shall accrue to the benefit of and be binding upon the parties hereto, their respective successors, agents and permitted assigns, and Employee’s spouse, heirs, legatees, administrators, and personal representatives. Employee may not assign Employee’s rights or obligations under this Agreement without the prior written consent of the Company.

(12) Severability and Applicable Law. Each of the provisions above are independent and shall be severable from the other provisions of this Agreement if any provision, for any reason, is held to be void, voidable, illegal, invalid, or unenforceable. Such determination shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement shall be interpreted, enforced, construed, and governed under the laws of the State of Georgia.

(13) Section 409A. It is intended that the Severance Package which may be provided to Employee pursuant to this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and administered consistent therewith. Nevertheless, neither the Company nor any Releasee hereunder shall be liable to Employee if any payments or benefits which are to be provided to Employee pursuant to this Agreement which are considered deferred compensation under Section 409A of the Code otherwise fail to be exempt from, or comply with, Section 409A of the Code. To the extent necessary to avoid adverse tax consequences under Section 409A of the Code, the timing of any payment under this Agreement shall be delayed by six (6) months and one (1) day in a manner consistent with Section 409A(a)(2)(B)(i) of the Code.

(14) Acknowledgment of Knowing And Voluntary Waiver

I HAVE CAREFULLY READ THIS AGREEMENT AND I FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT.

I HAVE BEEN ENCOURAGED AND ADVISED IN WRITING TO SEEK ADVICE FROM ANYONE OF MY CHOOSING REGARDING THIS AGREEMENT (INCLUDING MY ATTORNEY, ACCOUNTANT OR TAX ADVISOR). PRIOR TO SIGNING THIS AGREEMENT, I HAVE BEEN GIVEN THE OPPORTUNITY AND SUFFICIENT TIME TO SEEK SUCH ADVICE.

I HAVE HAD THE OPPORTUNITY TO REVIEW AND CONSIDER THIS AGREEMENT FOR A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS BEFORE SIGNING IT. IN THE EVENT I EXECUTE THIS AGREEMENT BEFORE THAT TIME, I CERTIFY BY THAT EXECUTION THAT I KNOWINGLY AND VOLUNTARILY WAIVED THE RIGHT TO THE FULL 21-DAY CONSIDERATION PERIOD, FOR REASONS PERSONAL TO ME, WITH NO PRESSURE BY ANY COMPANY REPRESENTATIVE TO DO SO.

I UNDERSTAND THAT I MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) CALENDAR DAY PERIOD AFTER I SIGN THIS AGREEMENT. IN ORDER TO REVOKE THIS AGREEMENT, I MUST DELIVER WRITTEN NOTIFICATION OF SUCH REVOCATION TO SADIE MARSHALL AS DESCRIBED ABOVE. I UNDERSTAND THAT THIS AGREEMENT IS NOT EFFECTIVE UNTIL THE EXPIRATION OF THIS SEVEN (7) CALENDAR DAY REVOCATION PERIOD. I UNDERSTAND THAT UPON THE EXPIRATION OF SUCH SEVEN (7) CALENDAR DAY REVOCATION PERIOD THIS ENTIRE AGREEMENT WILL BE BINDING UPON ME AND WILL BE IRREVOCABLE. REVOCATION OF THIS AGREEMENT WILL NOT ALTER OR CHANGE THE TERMINATION OF MY EMPLOYMENT BY THE COMPANY.

IN SIGNING THIS AGREEMENT, I AM NOT RELYING ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT BY THE COMPANY OR ANY OF ITS REPRESENTATIVES WITH REGARD TO THE SUBJECT MATTER, BASIS, OR EFFECT OF THIS AGREEMENT OR OTHERWISE.

I WAS NOT COERCED, THREATENED, OR OTHERWISE FORCED TO SIGN THIS AGREEMENT. I AM VOLUNTARILY SIGNING AND DELIVERING THIS AGREEMENT OF MY OWN FREE WILL.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND I DO NOT HAVE TO SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the date set forth below as an expression of their intent to be bound by the foregoing terms of this Agreement.

GARY KRANNACKER

This day of , 2012.

CARMIKE CINEMAS, INC.

By:
Fred Van Noy
Senior Vice President

This day of , 2012.